UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __________)

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International Fuel Technology, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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INTERNATIONAL FUEL TECHNOLOGY, INC.

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 4, 2012

To the Stockholders of International Fuel Technology, Inc.:

Notice is hereby given that the annual meeting of the stockholders of International Fuel Technology, Inc. will be held on Tuesday, December 4, 2012 at 9:00 a.m., local time, at the Sheraton Clayton Plaza Hotel, located at 7730 Bonhomme Avenue, St. Louis, Missouri, for the following purposes:

(1)	To elect five directors to serve until the 2013 annual meeting of stockholders.

(2)	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

(3)	To transact such other business as may properly come before the annual meeting of stockholders or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Our board of directors has fixed the close of business on October 9, 2012 as the record date for determining the stockholders entitled to notice of and to vote at this annual meeting of stockholders and at any adjournment thereof.

We have decided to take advantage of the rules of the Securities and Exchange Commission that allow issuers to furnish proxy materials to their stockholders on the Internet.  We believe that the rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery.  Whether or not you expect to attend the annual meeting of stockholders in person, it is important that your shares are represented.  Please vote as soon as possible.

By Order of the Board,

Thomas M. Powell

Thomas M. Powell, Corporate Secretary

St. Louis, Missouri
October 19, 2012

INTERNATIONAL FUEL TECHNOLOGY, INC.
7777 BONHOMME AVENUE, SUITE 1920
ST. LOUIS, MISSOURI 63105

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement is furnished to stockholders of International Fuel Technology, Inc., a Nevada corporation (the “Company”), in connection with our solicitation of proxies for use in voting at our annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, December 4, 2012 at 9:00 a.m., local time, at the Sheraton Clayton Plaza Hotel, 7730 Bonhomme Avenue, St. Louis, Missouri or at any adjournment thereof.  The purposes of the Annual Meeting and the matters to be acted upon are set forth in the accompanying notice relating to the Annual Meeting.  Our board of directors (the “Board”) is not currently aware of any other matters that will come before the Annual Meeting.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet.  Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders.  All stockholders will have the ability to access the proxy materials on a website referenced in the Notice or request to receive a printed set of the proxy materials.  Instructions regarding how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice.  In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

The Notice was mailed to stockholders, and the proxy materials were first given to stockholders via Internet access, on or about October 19, 2012.  On or before the time that the Notice was sent to stockholders, all materials identified in the Notice were publicly accessible, free of charge, at the website address specified in the Notice (http://www.viewproxy.com/internationalfuel/2012).  Such materials will remain available on that website for twelve months subsequent to the conclusion of the Annual Meeting.

Our officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished.  All expenses incurred in connection with this solicitation will be borne by us.

Voting and Proxy Revocability

If you are a stockholder of record, you may vote in person at the Annual Meeting.  We will give you a ballot when you arrive.  If you are a record stockholder, but you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy.  You can vote by proxy over the Internet by following the instructions provided in the Notice.  If you are a beneficial owner of shares held in street name, follow the voting instructions provided in the Notice and in any correspondence from the record stockholder.

You may revoke the authority granted by your execution and delivery of a proxy at any time before its effective exercise by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.  If you deliver an executed proxy, and it is not subsequently revoked, your shares will be voted in the manner you direct on your proxy card.  If no specifications are given, your shares will be voted in favor of Proposals No. 1 and No. 2 and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting.

Record Date and Voting Rights

Only stockholders of record at the close of business on October 9, 2012 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.  On October 9, 2012, there were 116,562,784 shares of our common stock outstanding, each of which is entitled to one vote on each of the matters to be presented at the Annual Meeting.

A majority of the outstanding shares entitled to vote must be present in person or represented by proxy at the Annual Meeting in order to have a quorum for transaction of business.  Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.  “Broker non-votes” are shares held by brokers or nominees which are not voted on a particular matter because instructions have not been received from the beneficial owner.  If there is a quorum:

•	the five director nominees who receive the highest number of affirmative votes cast will be elected, and
•	upon the approving vote of a majority of the votes cast, the Board’s appointment of BDO USA, LLP will be ratified.

If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote on the election of directors.  Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.

Stockholder Proposals

All stockholder proposals which are intended to be presented at the 2013 Annual Meeting must be received by the Company no later than June 21, 2013 for inclusion in the Board’s proxy statement and on the proxy card relating to the 2013 Annual Meeting.

A stockholder proposal that will not appear in the proxy statement may be considered at a meeting of stockholders only if the Company has received timely notice of the proposal.  In order to be timely, for the 2013 Annual Meeting, the Company must receive notice of the proposal no later than August 2, 2013.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Under our amended articles of incorporation, the Board has the authority to fix the number of directors, provided that the Board must have between one and nine members. The Board has set the number of directors at five members.  Unless otherwise specified, your proxy will be voted in favor of the persons named below to serve until the next Annual Meeting and until their successors shall have been duly qualified and elected.  In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board to replace the nominee.  All nominees have consented to be named and have indicated their intent to serve if elected.  The Board has no reason to believe that any of the nominees will be unable to serve.

Each nominee other than Mr. Gianino is currently serving as a director of the Company.  Dr. Eren, a current director of the Company, was not nominated for re-election as a director.

Below is biographical and other information about each nominee for election as a director.  Following each nominee’s biographical information is information concerning the particular experience, qualifications, attributes and/or skills that led the Board to determine that each nominee should serve as a director.

The Board’s director nominees are listed below.

Name	Age	Positions and Offices Held with International Fuel Technology, Inc.	Dates in Position or Office
Jonathan R. Burst	54	Chairman of the Board Chief Executive Officer	2000-Present 1999-Present

Rex Carr	85	Director	2002-Present

Michael Gianino	53

Gary Kirk	51	Director	2003-Present
		Director of Sales and Marketing*	2003-Present

David B. Norris	64	Director	1999-Present

                                                        * This is a non-executive officer position.

Jonathan R. Burst.  Mr. Burst has served as our Chief Executive Officer since 1999 and as our President from 1999 to 2000 and 2002 to 2005. Mr. Burst has also served as a director of the Company and as our Chairman of the Board since 2000. Mr. Burst founded Burcor International in 1998 and has served as President since its inception. Mr. Burst received his bachelor of arts degree in economics from the University of Missouri in 1981. The Board believes that Mr. Burst’s qualifications to serve on our Board include his long tenure as our Chief Executive Officer, providing him with intimate knowledge of our day-to-day operations, our business and competitive environment and the Company’s opportunities, challenges and risks.

Rex Carr.  Mr. Carr has been the managing partner of the Rex Carr Law Firm, a law firm with offices in East St. Louis, Illinois, St. Louis, Missouri and Belleville, Illinois, since 2004.  Until 2003, Mr. Carr was the senior partner of a 36-person law firm, Carr, Korein, and Tillery, with offices in Missouri and Illinois, for more than five years.  Mr. Carr is admitted to practice in the U.S. Supreme Court and the Illinois and Missouri Supreme Courts. The Board believes that Mr. Carr’s qualifications to serve on our Board include extensive experience in investing, consulting and management.  Mr. Carr’s legal education and experience also assists the Board in fulfilling its responsibilities related to the oversight of the Company’s legal and regulatory compliance.

Michael Gianino.  Mr. Gianino has served as the owner/President of Homewatch CareGivers of St. Louis, a home health care agency that provides non-medical in-home assistance primarily to the elderly, since 2001.  Prior to 2001, Mr. Gianino was employed at Anheuser-Busch, Inc., serving in a variety of positions within Anheuser-Busch’s Field Sales Department.  Mr. Gianino was recommended by our Chief Executive Officer to the independent directors for consideration as a director nominee.  The Board believes that Mr. Gianino’s qualifications to serve on the Board include the knowledge and experience obtained through years of owning and managing Homewatch CareGivers of St. Louis.

Gary Kirk.  Mr. Kirk has served as our Director of Sales and Marketing since 2003. Mr. Kirk has extensive experience (1980 to 2003) in the petroleum industry, all with Petrochem Carless Ltd., a United Kingdom-based refiner and marketer of petroleum products. Mr. Kirk spent his first eight years as a research chemist and the remainder in Petrochem Carless’ marketing department.  From 1988 to 2003, Mr. Kirk reported directly to the President of Petrochem Carless as the Marketing Manager for Performance Fuels, covering accounts in Europe and elsewhere throughout the world. The Board believes that Mr. Kirk’s qualifications to serve on the Board include his extensive experience in the petroleum industry.  His experience enables him to bring valuable insight regarding the fuel additive industry to the Board.

David B. Norris.  Mr. Norris founded and owns Addicks Services, Inc., a construction company, and has served as its Vice-President since 1983. The Board believes that Mr. Norris’ qualifications to serve on the Board include the knowledge and experience obtained through years of owning and managing Addicks Services, Inc.

Vote Required

The five nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors.  Only votes cast for a nominee will be counted, except that your proxy will be voted for all nominees in the absence of instructions to the contrary.  Abstentions, broker non-votes and instructions to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes.  However, the number of votes otherwise received by the nominee will not be reduced by such action.

Our Board recommends a vote in favor of each named nominee.

Board Leadership Structure and the Board’s Role in Risk Oversight

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management.  The Board also recognizes that depending on the circumstances, other leadership models may be appropriate, and that no single leadership model is right for all companies and at all times.  Accordingly, the Board periodically reviews its leadership structure.

The Board oversees and guides the Company’s management and its business affairs.  Committees assist the Board in discharging its responsibilities on issues that benefit from consideration by a smaller, more focused subset of directors.  All committee members are elected by and serve at the pleasure of the Board.  The Board currently combines the role of chairman of the Board with the role of chief executive officer.  The Board believes this provides an efficient and effective leadership model for the Company.  Combining the chairman and chief executive officer roles fosters clear accountability, effective decision-making and alignment on corporate strategy.  The Board does not have a lead independent director at this time.

The Board’s role in the Company’s risk oversight process includes regular reviews of information from senior management regarding the areas of material risk to the Company.  The oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the Board committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks.  The compensation committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.  The audit committee oversees management of financial and information technology risks.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks.  The full Board also manages additional risks, including those associated with corporate governance, independence of Board members and potential conflicts of interest.

Board Committees and Meetings

During the fiscal year ended December 31, 2011, the Board held one meeting and also acted by unanimous written consent on fourteen other occasions.  Each director attended at least 75% of the meetings of the Board and of the committees of the Board on which he served during 2011.  Our Board has an audit committee and a compensation committee.

We do not have a policy regarding Board members’ attendance at Annual Meetings. One Board member attended our 2011 Annual Meeting.

Our current Board committee members are listed below.

Director	Audit Committee	Compensation Committee

David B. Norris	Chairman	Member

Each of Dr. Eren and Mr. Norris is an “independent” director, as such term is defined in the listing standards of The Nasdaq Stock Market (“Nasdaq”) and the rules and regulations promulgated by the SEC.  If Mr. Gianino is elected as a director at the Annual Meeting, he will be an independent director, as well.  Each of Messrs. Burst, Carr and Kirk is not an independent director.

Audit Committee

The audit committee meets with our independent registered public accounting firm at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent registered public accounting firm to be retained; oversees the independence of the independent registered public accounting firm; evaluates the independent registered public accounting firm’s performance; consults with the independent registered public accounting firm and discusses with senior management the scope and quality of controls; and reviews and considers the cooperation received by the independent registered public accounting firm during their audit examination and quarterly reviews. The Board has adopted a written audit committee charter that requires at least semi-annual meetings. The charter was included as an appendix to the proxy statement relating to the 2011 Annual Meeting.  The audit committee met five times during 2011.

Although our audit committee charter mandates composition consisting of three Board members, including two independent members, we currently only have one (independent) Board member on our audit committee.

Compensation Committee

The compensation committee has the primary authority to determine our compensation philosophy and to make recommendations regarding compensation for our executive officers.  The compensation committee makes recommendations to the Board concerning salaries and incentive compensation for executive officers, awards equity compensation to employees and consultants under our Consultant and Employee Stock Compensation Plan and our Amended and Restated 2001 Long-Term Incentive Plan (the “Amended and Restated LTIP”) and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate.

The compensation committee has recommended to the Board, and the Board has implemented, compensation policies, plans and programs that seek to enhance stockholder value by aligning the financial interests of the executive officers with those of the stockholders.  We rely heavily on incentive, including equity, compensation to attract, retain, motivate and reward executive officers.  Historically, annual base salaries have been set at the time of hire and are subject to adjustment.  Initial base salaries are recommended by the Chief Executive Officer to the compensation committee.  After review, the compensation committee recommends to the full Board the compensation package as part of the overall Board consideration of the full employment package offered to the prospective officer.  The compensation package is based on the amount deemed necessary to attract and retain the services of the executive officer candidate.  Incentive compensation is variable and tied to corporate and individual performance.  The incentive compensation program is designed to provide incentive to management to grow revenues, provide quality returns on investment, enhance stockholder value and contribute to our long-term growth.  The incentive compensation program is reviewed at least annually to ensure it meets our current strategies and needs.  The Chief Executive Officer aids the compensation committee by providing input regarding the annual compensation of all executive officers, other than himself.  The performance of our Chief Executive Officer is reviewed annually by the compensation committee.

The Board has not adopted a written compensation committee charter.  The compensation committee had several informal discussions during 2011.

Director Nominations

The Board does not have a standing nominating committee. Director nominees to our Board are recommended to the full Board by a majority of the independent directors, as such term is defined in the Nasdaq listing standards and the rules and regulations promulgated by the SEC.  The Board, as a whole, then approves or rejects such director nominees. The Board believes that this process is appropriate due to the relatively small number of directors on the Board and the opportunity to benefit from a variety of opinions and perspectives in determining director nominees.  The independent directors who participate in the nomination of director nominees to our Board are Dr. Eren and Mr. Norris. We do not retain a third party to assist in the identification of directors.

The identification of director nominees may occur in various ways, including through recommendation by our directors, management and stockholders. Although there are no specific minimum qualifications applicable to director nominees, in recommending director nominees, the independent directors evaluate the qualifications of identified director nominees in light of the skills, experience, perspective and background required for the effective functioning of our Board.  While there is no formal policy with respect to diversity, the Board does consider such issues as diversity of education, professional experience, differences of viewpoints and skills when assessing individual director nominees.  Director nominee recommendations from stockholders can be submitted by following the instructions in the “Communication with the Board” section below.  Nominations must also comply with the rules relating to stockholder proposals, as described under “Stockholder Proposals” above.  All director nominee recommendations and the subsequent nomination process are evaluated using the same guidelines described above.

Communication with the Board

Our Board has adopted a policy pursuant to which stockholders may communicate with any and all members of the Board by transmitting correspondence by mail addressed to one or more directors by name (or to the Chairman of the Board, for a communication addressed to the entire Board) at the following address: Name of the director(s), c/o Corporate Secretary, International Fuel Technology, Inc., 7777 Bonhomme Avenue, Suite 1920, St. Louis, Missouri 63105.

Communications from our stockholders to one or more directors will be monitored by our Corporate Secretary and the Chairman of the Board.  The Corporate Secretary and the Chairman of the Board will bring any issues that they deem to be significant to the attention of the appropriate Board member or members.

PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board, based on the recommendation of the audit committee, has selected BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and recommends that the stockholders ratify such selection.  Although not required, we believe that it is good corporate practice to request stockholder ratification of the Board’s appointment of our independent registered public accounting firm.  In the event that a majority of the shares are not voted in favor of ratification, the audit committee will reconsider its selection.  Unless otherwise instructed, the proxy holders will vote the proxies they receive for the ratification of BDO USA, LLP’s appointment as our independent registered public accounting firm for the fiscal year ending December 31, 2012.  A representative of BDO USA, LLP is expected to be present telephonically at the Annual Meeting, will have an opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions from stockholders.

Services Provided by Our Independent Registered Public Accounting Firm

           BDO USA, LLP serves as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and acted in such capacity for the fiscal years ended December 31, 2011 and 2010.  Aggregate fees for professional services rendered for the Company by BDO USA, LLP for the fiscal years ended December 31, 2011 and 2010 were as follows:

	Fiscal Year Ended December 31, 2011	Fiscal Year Ended December 31, 2010
Audit Fees	$88,200	$94,110
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
	$88,200	$94,110

Audit Fees

Audit fees were for professional services rendered for the audits of our financial statements and for the review of financial statements included in our quarterly reports on Form 10-Q for the quarterly periods during the 2011 and 2010 fiscal years.

Audit-Related Fees

During the 2011 and 2010 fiscal years, BDO USA, LLP did not provide any assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under the caption “Audit Fees” above.  Therefore, there were no audit-related fees billed or paid during those fiscal years.

Tax Fees

As BDO USA, LLP did not provide any services to the Company for tax compliance, tax advice and tax planning during the fiscal years ended December 31, 2011 and 2010, no tax fees were billed or paid during those fiscal years.

All Other Fees

BDO USA, LLP did not provide any other products or services during the 2011 and 2010 fiscal years.  As a result, there were no other fees billed or paid during those fiscal years.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has certain policies and procedures in place requiring the pre-approval of audit and non-audit services to be performed by our independent registered public accounting firm. Such pre-approval can be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The approved non-audit services must be disclosed in our periodic reports filed with the SEC. Our independent registered public accounting firm cannot be retained to perform specified non-audit functions, including (i) bookkeeping, financial information systems design and implementation; (ii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (iii) actuarial services; and (iv) internal audit outsourcing services. All work performed by BDO USA, LLP for us in 2011 was pre-approved by our audit committee.

Our Board recommends a vote FOR the ratification of the appointment of
BDO USA, LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended December 31, 2011, which include the balance sheets of the Company as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ (deficit) equity and cash flows for each of the years then ended.  The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, or incorporated by reference into any future filing with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Review with Management

The audit committee has reviewed and discussed our audited financial statements with management.

Review and Discussion with Independent Registered Public Accounting Firm

The audit committee has discussed with BDO USA, LLP, our independent registered public accounting firm, the matters required to be discussed by the Codification of Statements of Auditing Standards, AU § 380 (“SAS 61”), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has also received written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the audit committee concerning independence and has discussed with BDO USA, LLP its independence.

Conclusion

Based on the review and discussions referred to above, the audit committee recommended to the Board that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Audit Committee

David B. Norris, Chairman

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information regarding the ownership of our common stock as of October 9, 2012 by (i) each person known by the Company to own beneficially more than five percent (5%) of our common stock; (ii) each director and nominee for director of the Company; (iii) each executive officer named in the Summary Compensation Table (see “Executive Compensation”); and (iv) all directors and executive officers of the Company as a group.

Name of Beneficial Owner 1	Amount and Nature of Beneficial Ownership		Percent of Common Stock 2

Jonathan R. Burst	9,277,944	3	7.52%
David B. Norris	1,671,865	4	1.43%
Gary Kirk	2,415,120	5	2.03%
Rex Carr	19,466,759	6	16.67%
Fer Eren, M.D. 7	772,899	8	0.66%
Michael Gianino	880,893	9	0.76%
Stuart D. Beath	2,151,024	10	1.82%

All directors, nominees and executive officers as a group (7 persons)	36,636,504	11	28.53%

John M. Hennessy	6,000,000	12	5.06%

1This table is based upon information supplied by officers, directors and principal stockholders.  Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Unless otherwise indicated, the principal address of each of the stockholders named in this table is: c/o International Fuel Technology, Inc., 7777 Bonhomme Avenue, Suite 1920, St. Louis, Missouri 63105.  The number of shares beneficially owned includes shares of common stock that the owner or owners had the right to acquire on or within sixty (60) days of October 9, 2012, including through the exercise of options or warrants.  Also included are restricted shares of common stock, over which the owner or owners have voting power, but no investment power.
2Calculation based on 116,562,784 common shares outstanding as of October 9, 2012 and calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
3Includes 52,000 restricted shares of common stock owned by Burcor Capital, LLC, of which Mr. Burst is an executive officer.  Mr. Burst is deemed to be the beneficial owner of such shares. It also includes 6,890,800 shares issuable upon the exercise of options.
4 Includes 417,440 shares issuable upon exercise of options.
5Represents 2,415,120 shares issuable upon exercise of options.
6Includes 14,820,298 shares of restricted common stock owned by R.C. Holding Company, of which Mr. Carr is a director, President and 41% stockholder.  Mr. Carr is deemed to be the beneficial owner of these shares.  Also includes 130,000 shares of common stock and 4,329,901 shares of restricted common stock owned by Mr. Carr.  Amount also includes 186,560 shares issuable upon exercise of options.
7Dr. Eren is not standing for re-election at the Annual Meeting.  Therefore, he will cease to be a director at the Annual Meeting.
8Represents 642,899 shares of common stock and 130,000 shares issuable upon exercise of options.
9Represents 880,893 shares of common stock.
10Represents 349,024 shares of common stock and 1,802,000 shares issuable upon exercise of options.
11Includes 11,841,920 shares issuable upon exercise of options.
12Represents 2,412,631 shares of common stock held directly by Mr. Hennessy, 1,587,369 shares of common stock held by a grantor retained annuity trust, of which Mr. Hennessy serves as trustee (the "GRAT"), 1,000,000 shares issuable upon exercise of warrants held directly by Mr. Hennessy, and 1,000,000 shares issuable upon exercise of warrants held by the GRAT.  Mr. Hennessy's principal address is 47 West Lake Road, Tuxedo Park, NY 10987.

Background Information about Executive Officers

Brief biographies of our executive officers are set forth below:

Jonathan R. Burst, age 54, has served as our Chief Executive Officer since 1999.  Additional background information about Mr. Burst is located on page 3 of this proxy statement.

Stuart D. Beath, age 53, was appointed as our Chief Financial Officer in 2007.  From 2001 until 2007, Mr. Beath served as our Director of Corporate Development. Mr. Beath has an extensive background in finance, having served in the Corporate Finance Department of A.G. Edwards & Sons, Inc., a brokerage and investment banking firm, from 1987 to 1993, where he was an Assistant Vice-President of the firm. Mr. Beath also served in the Corporate Finance Department of Stifel, Nicolaus & Company, Incorporated, a brokerage and investment banking firm, from 1993 to 1997, where he was a First Vice-President. He was also a member of the board of directors of Anchor Gaming from 1994 to 2001, where he served on the board's audit committee. Mr. Beath earned a bachelor of arts degree from Williams College in 1981 and a masters in business administration degree from the Darden School at the University of Virginia in 1987.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our executive officers and directors, and persons who beneficially own more than ten percent (10%) of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent (10%) beneficial stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of copies of such forms received by us, we believe that, during fiscal year ended December 31, 2011, the following persons did not timely file Forms 3, Forms 4 and Forms 5 reporting transactions affecting their beneficial ownership:

Reporting Person	Number of Known Failures to File Required Form	Number of Transactions Not Reported
Jonathan R. Burst	3	3
Rex Carr	1	1
Gary Kirk	1	1
David B. Norris	1	1
Fer Eren, M.D.	1	1

Certain Relationships and Related Transactions

Effective December 11, 2007, the Company received an investment commitment from Rex Carr, a director of the Company and a holder of over five percent (5%) of our common stock.  Pursuant to the terms of the commitment, Mr. Carr has agreed to invest up to an aggregate of $1,000,000 in the Company, at such time or times as we may request, in the form of a purchase or purchases of restricted common stock of the Company.  The Company may elect to draw from the commitment at one time or from time to time; provided, however, that the aggregate of such draws may not exceed $1,000,000.  If and when we elect to utilize available commitment funds, we will issue to Mr. Carr that number of shares of restricted common stock of the Company equal to the value of the investment then provided to the Company.  The number of shares to be issued will be calculated based on the closing price of our common stock as quoted on The OTC Bulletin Board on the date of the sale.  There is no stipulation regarding the duration of this commitment.  As of October 9, 2012 and December 31, 2011, the amounts available under this commitment were $800,000 and $1,000,000, respectively.

On March 13, 2012, Mr. Carr loaned the Company $50,000.  On April 2, 2012, Mr. Carr loaned the Company an additional $40,000, bringing the aggregate amounts owed to Mr. Carr as of that date to $90,000.  The terms of these loans did not require the payment of interest and did not require repayment of the principal by a certain date.  On May 10, 2012, the Company and Mr. Carr agreed to convert $50,000 of the outstanding loan balance to equity at the then-market price of $0.10 per share, pursuant to the equity commitment arrangement in place with Mr. Carr.  These shares have not yet been issued by the Company.

On June 12, 2012, Mr. Carr loaned the Company $100,000, bringing the aggregate amounts owed to Mr. Carr as of that date to $140,000.  The terms of the June 2012 loan do not require the payment of interest and do not require repayment of the principal by a certain date.

On July 6, 2012, Mr. Carr loaned the Company $25,000, bringing the aggregate amounts owed to Mr. Carr as of that date to $165,000.  The terms of the July 2012 loan do not require the payment of interest and do not require repayment of the principal by a certain date.

On August 7, 2012, Mr. Carr loaned the Company $25,000, bringing the aggregate amounts owed to Mr. Carr as of that date to $190,000.  On August 8, 2012, Mr. Carr loaned the Company an additional $10,000, bringing the aggregate amounts owed to Mr. Carr as of that date to $200,000.  The terms of these August 2012 loans do not require the payment of interest and do not require repayment of the principal by a certain date.

The current cumulative remaining loan balance of $200,000 does not require the payment of interest or the repayment of principal by a certain date and is being treated independent from the equity commitment arrangement in place with Mr. Carr.

On August 20, 2012, the Company agreed to sell Mr. Carr 1,875,000 restricted shares of our common stock at a price of $0.08 per share and received $150,000 cash proceeds from Mr. Carr.  These shares have not yet been issued by the Company. This equity transaction is being treated pursuant to the equity commitment arrangement in place with Mr. Carr.

On April 25, 2012, Jonathan R. Burst, our Chief Executive Officer and Board Chairman and a beneficial owner of over five percent (5%) of our common stock, loaned the Company $10,000.  The terms of the loan did not require the payment of interest, and did not require repayment of the principal by a certain date.  On May 10, 2012, in exchange for the cancellation of this $10,000 loan with Mr. Burst and for the receipt by the Company from Mr. Burst of an additional $15,000 in cash, we agreed to sell 250,000 restricted shares of our common stock to Mr. Burst.  No principal or interest relating to the cancelled loan was paid by the Company.  These shares have not yet been issued by the Company.

Executive Compensation

2011 Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation paid or to be paid by us as well as certain other compensation awarded, earned by and paid, during the indicated fiscal year, to the Chief Executive Officer and Chief Financial Officer.

Name and Principal Position	Year	Salary	Option Awards		All Other Compensation		Total

Jonathan R. Burst,	2011	$169,760	$82,053	1	$260,450	2	$512,263
CEO	2010	$307,692	$24,270		$131,587		$463,549

Stuart D. Beath,	2011	$160,918	$-		$40,414	3	$201,332
CFO	2010	$175,000	$17,335		$25,219		$217,554

1)           Represents $82,053 of non-cash stock-based compensation expense recorded in connection with the modification of terms to options previously granted to Mr. Burst. In this transaction, 600,000 options previously granted to Mr. Burst pursuant to our Amended and Restated LTIP were cancelled and the Board authorized the grant to Mr. Burst of 600,000 restricted shares of common stock. Such restricted shares were expected to be issued in the second quarter of 2012, but have not yet been issued.  Since the fair value of the new restricted common share authorization ($0.25 per share) exceeded the fair value of the options being replaced on the November 17, 2011 measurement date, an additional $82,053 of non-cash stock-based compensation expense was recorded in accordance with FASB ASC Topic 718, “Share-based Payment” (“FASB ASC 718”). Assumptions used to determine the fair value of the cancelled options include a fair value of $0.11, a risk-free interest rate of 0.40%, a dividend yield of 0%, a volatility factor of 0.93 and an expected option life of 3.13 years.
2)           Includes (i) $146,154 of payments made to Burcor Capital, LLC, a company owned by Mr. Burst, in lieu of salary owed to Mr. Burst pursuant to his employment agreement (see discussion of Mr. Burst’s employment agreement in “Executive Officer Employment Agreements” below), (ii) $84,086 of deferred salary owed to Mr. Burst (see “Salary Deferrals” below), (iii) $26,332 of health insurance coverage for Mr. Burst and his family, (iv) $2,178 of life insurance premiums paid by the Company, and (v) $1,700 of non-cash expense recorded for the grant of 10,000 shares of our common stock for 2011 Board services provided. The non-cash expense represents the aggregate grant date fair value computed in accordance with FASB ASC 718. These fully vested shares were valued based on the closing price of our stock on the grant date ($0.17 on December 31, 2011).
3)           Represents $26,332 of health insurance coverage for Mr. Beath and his family. Also represents $14,082 of deferred salary owed to Mr. Beath. See “Salary Deferrals” below.

              During 2009, the Board granted Messrs. Burst and Beath options to purchase 450,000 and 250,000 shares, respectively, of our common stock.  The portion of Mr. Burst’s option relating to 350,000 shares was granted as compensation for Mr. Burst’s services as our Chief Executive Officer, and the portion of Mr. Burst’s option relating to 100,000 shares was granted as compensation for Mr. Burst’s services as a director.  Mr. Burst’s and Mr. Beath’s options were not granted pursuant to the Consultant and Employee Stock Compensation Plan or the Amended and Restated LTIP.  In 2010, each of Messrs. Burst and Beath agreed to cancel his respective option in exchange for the grant of a new option with the same material terms issued pursuant to the Amended and Restated LTIP.  The replacement options were granted on January 22, 2010.  Each option has an exercise price of $0.50 and expires on December 31, 2013.

Salary Deferrals

In May 2011, the Company instituted a policy pursuant to which all employees, including our named executive officers (“NEOs”), agreed to defer receipt of 50% of all earned salary until further notice. Effective July 2011, the policy was revised. Pursuant to the new policy, effective July 2011, Mr. Burst agreed to defer receipt of 26% of all earned salary until further notice and Mr. Beath agreed to defer receipt of 14% of all earned salary until further notice.

Executive Officer Employment Agreements

Jonathan R. Burst

On May 15, 2009, we entered into a three-year employment agreement with Mr. Burst (the “Burst Agreement”) to serve as our Chief Executive Officer.  The Burst Agreement expired on May 14, 2012.

Pursuant to the terms of the Burst Agreement, Mr. Burst was entitled to receive an annual base salary of $400,000. Mr. Burst was also eligible to receive a cash bonus and stock options at the discretion of our Board. See “Salary Deferrals.”

Under the Burst Agreement, if Mr. Burst’s employment was terminated by us for “cause,” or if Mr. Burst terminated his employment other than for “good cause shown,” as defined in the Burst Agreement, and which included the occurrence of a change in control, we would have had to pay Mr. Burst the salary accrued for the pay period in which the termination occurred, unless termination was for cause and the cause involved fraud, embezzlement or disclosure of confidential information, in which case, the Company would not have been liable for any payments to Mr. Burst. “Cause” was defined in the Burst Agreement as (i) any fraud, embezzlement or other dishonesty of Mr. Burst that materially and adversely affects our business or reputation, (ii) disclosure of confidential information to any third party, (iii) Mr. Burst’s refusal to perform his material duties and obligations under the Burst Agreement, or (iv) Mr. Burst’s willful and intentional misconduct in the performance of his material duties and obligations.

Pursuant to the terms of the Burst Agreement, if we had terminated Mr. Burst other than for cause, death or disability, or if Mr. Burst terminated his employment for good cause shown, the Company would have had to pay Mr. Burst’s accrued but unpaid portion of his annual base salary in a lump sum, and would have had to continue to pay Mr. Burst’s annual base salary through May 14, 2012. In addition, if we did not extend Mr. Burst’s contract beyond the terms of the Burst Agreement, we would be required to pay Mr. Burst his current salary over the one-year period after the Burst Agreement expires.

Under the Burst Agreement, if Mr. Burst’s employment was terminated by us by reason of his death or disability, we would have had to pay Mr. Burst’s accrued but unpaid portion of his annual base salary in a lump sum. In addition, if Mr. Burst’s employment had been terminated by reason of disability, we would have had to continue to pay Mr. Burst’s annual base salary, less any amounts received by Mr. Burst under any disability insurance coverage maintained by us, until the earlier of (i) May 14, 2012, (ii) six months after a determination of disability had been made, or (iii) the date of Mr. Burst’s death.

Pursuant to the Burst Agreement, during Mr. Burst’s employment, and for a period of five years following termination of Mr. Burst’s employment (i) by Mr. Burst other than for good cause shown, or (ii) by us for cause, Mr. Burst is bound by a non-competition clause. The Burst Agreement also provided for a non-solicitation period ending one year following Mr. Burst’s termination for any reason.

In addition, Mr. Burst is entitled to receive additional compensation for serving on our Board.

  Stuart D. Beath

On May 15, 2009, we entered into a three-year employment agreement with Mr. Beath (the “Beath Agreement”) to serve as our Chief Financial Officer.  The Beath Agreement expired on May 14, 2012.

Pursuant to the terms of the Beath Agreement, Mr. Beath was entitled to receive an annual base salary of $175,000. Mr. Beath was also eligible to receive a cash bonus and stock option grants at the discretion of our Board. See “Salary Deferrals.”

Under the Beath Agreement, if Mr. Beath’s employment was terminated by us for “cause,” or if Mr. Beath terminated his employment other than for “good cause shown,” as defined in the Beath Agreement, and which included the occurrence of a change in control, we would have had to pay Mr. Beath the salary accrued for the pay period in which the termination occurred, unless termination was for cause and the cause involved fraud, embezzlement or disclosure of confidential information, in which case, the Company would not have been liable for any payments to Mr. Beath. “Cause” was defined in the Beath Agreement as (i) any fraud, embezzlement or other dishonesty of Mr. Beath that materially and adversely affects our business or reputation, (ii) disclosure of confidential information to any third party, (iii) Mr. Beath’s refusal to perform his material duties and obligations under the Beath Agreement, or (iv) Mr. Beath’s willful and intentional misconduct in the performance of his material duties and obligations.

Pursuant to the terms of the Beath Agreement, if we terminated Mr. Beath other than for cause, death or disability, or if Mr. Beath terminated his employment for good cause shown, the Company would have had to pay Mr. Beath’s accrued but unpaid portion of his annual base salary in a lump sum, and would have had to continue to pay Mr. Beath’s annual base salary through May 14, 2012.

Under the Beath Agreement, if Mr. Beath’s employment was terminated by us by reason of his death or disability, we would have had to pay Mr. Beath’s accrued but unpaid portion of his annual base salary in a lump sum. In addition, if Mr. Beath’s employment was terminated by reason of disability, we would have had to continue to pay Mr. Beath’s annual base salary, less any amounts received by Mr. Beath under any disability insurance coverage maintained by us, until the earlier of (i) May 14, 2012, (ii) six months after a determination of disability had been made, or (iii) the date of Mr. Beath’s death.

Pursuant to the Beath Agreement, during Mr. Beath’s employment, and for a period of five years following termination of Mr. Beath’s employment (i) by Mr. Beath other than for good cause shown, or (ii) by us for cause, Mr. Beath is bound by a non-competition clause. The Beath Agreement also provided for a non-solicitation period ending one year following Mr. Beath’s termination for any reason.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information on all restricted stock, stock options and SAR awards (if any) held by our NEOs as of December 31, 2011.

Name	No. of Securities Underlying Unexercised Options Exercisable (#)	No. of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date

Jonathan R. Burst	10,400	-	$0.15	12/31/2012
	10,400	-	$0.21	12/31/2013
	450,000	-	$0.50	12/31/2013
	780,000	-	$0.13	12/31/2014
	1,040,000	-	$0.24	12/31/2014
	4,600,000	-	$0.48	12/31/2014

Stuart D. Beath	208,000	-	$0.72	6/30/2012
	250,000	-	$0.50	12/31/2013
	200,000	-	$0.25	8/2/2014
	1,352,000	-	$0.48	12/31/2014

2011 Director Compensation

Our Board is responsible for consideration and determination of director compensation.

Directors do not receive any cash compensation for their services as members of the Board, although they are reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings.

Each non-employee and employee director is entitled to an annual award of 10,000 restricted shares or an immediately vesting option to purchase 10,000 shares of our common stock as compensation for their services as Board members. In addition, each Board member is entitled to receive 1,000 shares of restricted stock or an option to purchase 1,000 shares of our common stock for every three Board meetings attended. For 2011 Board services, Mr. Burst elected restricted shares and Messrs. Carr, Norris, Kirk and Eren elected options as compensation for their services.

Board members are also eligible to receive discretionary grants of common stock under the Consultant and Employee Stock Compensation Plan and grants of stock options, stock appreciation rights and restricted stock pursuant to the Amended and Restated LTIP. The Company did not make any discretionary equity grants to directors in their capacity as directors during the fiscal year ended December 31, 2011.

The following table provides information related to the compensation of our non-NEO directors for fiscal 2011.  For information regarding our Chairman and Chief Executive Officer’s 2011 compensation, see the 2011 Summary Compensation table.

Name	Option Awards ($)		All Other Compensation ($)		Total ($)

Rex Carr1	$1,210	2	$--		$1,210
Fer Eren, M.D.3	$1,210	2	$--		$1,210
David B. Norris4	$1,210	2	$--		$1,210
Gary Kirk5	$1,210	2	$161,021	6	$162,231

1)
Mr. Carr’s Company equity holdings as of December 31, 2011 include 14,820,298 shares of restricted common stock owned by R.C. Holding Company, of which Mr. Carr is a Director, President and 41% stockholder. Mr. Carr is deemed to be the beneficial owner of these shares. Mr. Carr also owns 130,000 shares of common stock and 4,319,901 shares of restricted common stock. Mr. Carr also has 186,560 vested options to purchase shares of Company common stock and 10,000 restricted common shares obtained from Board services provided from 2002 to date.

2)
Includes $1,210, which represents the grant date fair value for options granted as compensation for 2011 Board services. Key assumptions used in determining the fair value (pursuant to FASB ASC 718) of these options include the following:

Measurement date:	December 31, 2011
Fair value per option:	$0.12
Risk-free interest rate:	0.90%
Dividend yield:	0%
Volatility factor:	0.94
Expected option life:	5 years.

3)
Dr. Eren’s Company equity holdings as of December 31, 2011 include 642,899 shares of common stock. Dr. Eren also holds 130,000 vested options to purchase shares of Company common stock, obtained from Board services provided from 2009 to date.  Dr. Eren is not standing for re-election at the Annual Meeting.  Therefore, he will cease to be a director at the Annual Meeting.

4)
Mr. Norris’ Company equity holdings as of December 31, 2011 include 1,244,425 shares of restricted common stock. Mr. Norris also holds 208,000 vested options to purchase shares of Company common stock for non-director related services provided. Mr. Norris also holds 209,440 vested options to purchase shares of Company common stock and 10,000 restricted common shares obtained from Board services provided from 2000 to date.

5)
Mr. Kirk’s Company equity holdings as of December 31, 2011 include 2,330,000 vested options to purchase shares of Company common stock granted for employee services. Mr. Kirk also holds 85,120 vested options to purchase shares of Company common stock, obtained from Board services provided from 2003 to date.

6)
Pursuant to his employment agreement in effect during 2009, Mr. Kirk was to receive (i) an annual salary of 75,000 British Pounds, (ii) 3,750 British Pounds for retirement contributions, (iii) a health insurance stipend of 3,000 British Pounds and (iv) an annual auto allowance of $9,600. Effective April 2009, Mr. Kirk received an incremental annual salary increase of 5,000 British Pounds and 250 British Pounds for retirement contributions. Effective November 2009, Mr. Kirk received another incremental annual salary increase of $10,000. Amount represents $161,021 for Mr. Kirk’s employment salary considering foreign currency conversion to United States dollars based on when payments were made to Mr. Kirk (or when accrued but unpaid salary accruals were recorded) throughout the year. In May 2011, the Company instituted a policy pursuant to which all employees, including Mr. Kirk, agreed to defer receipt of 50% of all earned salary until further notice. Effective July 2011, the policy was revised. Pursuant to the new policy, effective July 2011 Mr. Kirk agreed to defer 10% of his earned salary until further notice. In addition, he agreed to defer receipt of the $10,000 representing the annual salary increase granted to Mr. Kirk in 2009, and amounts owed for his retirement contributions, health insurance and his annual car allowance until further notice. Of this total, $25,480 remains accrued but unpaid as of December 31, 2011.

OTHER MATTERS

We participate in a procedure known as "householding." This means that if you share the same last name with other stockholders living in your household, you may receive only one copy of our Notice. Pursuant to the SEC rules, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of the Notice for your household, please contact our Corporate Secretary at International Fuel Technology, Inc., Attn: Thomas M. Powell, 7777 Bonhomme Avenue, Suite 1920, St. Louis, Missouri 63105, or by telephone at (314) 727-3333 extension 410.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies in the future, please contact our Corporate Secretary as indicated above.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

The Board knows of no other matters that will be presented for consideration at our Annual Meeting.  However, if other matters are properly brought before the meeting, the proxy holders will vote your shares in their discretion.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: INTERNATIONAL FUEL TECHNOLOGY, INC., ATTENTION: THOMAS M. POWELL, 7777 BONHOMME AVENUE, SUITE 1920, ST. LOUIS, MISSOURI 63105.

By Order of the Board,
Thomas M. Powell
Thomas M. Powell Corporate Secretary

Dated October 19, 2012

PROXY	PROXY

INTERNATIONAL FUEL TECHNOLOGY, INC.

Annual Meeting of Stockholders

December 4, 2012
9:00 a.m. local time
Sheraton Clayton Plaza Hotel
7730 Bonhomme Avenue
St. Louis, Missouri 63105

The undersigned hereby appoints Stuart D. Beath and Thomas M. Powell, and each of them, as Proxies of the undersigned with full power of substitution, and hereby authorizes them to represent and to vote all the shares of Common Stock of International Fuel Technology, Inc. held of record by the undersigned on October 9, 2012 at the Annual Meeting of Stockholders of International Fuel Technology, Inc. to be held December 4, 2012, or at any adjournment of postponement thereof.

IF YOU ARE NOT VOTING BY INTERNET, COMPLETE THIS PROXY CARD, SIGN, DATE, DETACH AND
RETURN IN THE ENCLOSED ENVELOPE.

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Stockholders to be held December 4, 2012. The Proxy Statement and our 2011 Annual
Report to Stockholders are available at: www.proxyease.com/internationalfuel/2012.

PLEASE MARK VOTES AS IN THIS EXAMPLE:	☒

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The Board of Directors recommends a vote FOR Proposal Nos. 1 and 2. This Proxy, when properly executed, will be voted as specified below. This Proxy will be voted FOR Proposal Nos. 1 and 2 if no specification is made.

☐ I/We do plan to attend the 2012 Annual Meeting of Stockholders.	1.	Election of Directors	FOR	WITHHOLD
		01 Jonathan R. Burst	☐	☐
		02 Rex Carr	☐	☐
		03 Michael Gianino	☐	☐
		04 Gary Kirk	☐	☐
		05 David B. Norris	☐	☐

			FOR	AGAINST	ABSTAIN
	2.	Ratification of Independent Registered Public Accounting Firm Ratification of the selection of BDO USA, LLP as the independent registered public accounting firm for the Company for 2012.	☐	☐	☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

SIGNATURE	DATE	SIGNATURE	DATE
Please sign exactly as your name(s) is (are) shown on the share certificate to which the proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

▲  PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.  ▲

CONTROL NUMBER

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